Exhibit 99.1

Crawford & Company®

5335 Triangle Parkway

Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE

CRAWFORD & COMPANY REPORTS 2021 FIRST QUARTER RESULTS

AIDED BY WEATHER CLAIMS

ATLANTA, (May 5, 2021) -- Crawford & Company® (NYSE: CRD-A and CRD-B), the world’s largest publicly listed independent provider of claims management and outsourcing solutions to carriers, brokers and corporations, today announced its financial results for the first quarter ended March 31, 2021.

The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock (CRD-A) than on the voting Class B Common Stock (CRD-B), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRD-A must receive the same type and amount of consideration as holders of CRD-B, unless different consideration is approved by the holders of 75% of CRD-A, voting as a class.

GAAP Consolidated Results

First Quarter 2021

•	Revenues before reimbursements of $253.2 million, compared with $237.5 million for the 2020 first quarter
•	Net income attributable to shareholders of $6.1 million, compared with a loss of ($11.4) million in the same period last year
•	Diluted earnings per share of $0.11 for both CRD-A and CRD-B, compared with a loss of ($0.21) for CRD-A and ($0.23) for CRD-B in the prior year first quarter

Non-GAAP Consolidated Results

First Quarter 2021

Non-GAAP consolidated results for 2021 exclude after-tax amortization of intangible assets of $2.1 million. Non-GAAP consolidated results for 2020 exclude the non-cash after-tax adjustments of amortization of intangible assets of $2.1 million, restructuring costs of $3.3 million and goodwill impairment of $9.1 million, as explained further on pages 2 and 3.

•

Foreign currency exchange rates increased revenues before reimbursements by $5.3 million or 2.2%. Presented on a constant dollar basis to the prior year, revenues before reimbursements totaled $247.9 million, compared with $237.5 million for the 2020 first quarter

•	Net income attributable to shareholders, on a non-GAAP basis, totaled $8.2 million in the 2021 first quarter, compared with $3.1 million in the same period last year
•	Diluted earnings per share, on a non-GAAP basis, of $0.15 for both CRD-A and CRD-B in the 2021 first quarter, compared with $0.07 for CRD-A and $0.05 for CRD-B in the prior year first quarter
•

Consolidated adjusted operating earnings, on a non-GAAP basis, were $13.0 million, or 5.1% of non-GAAP revenues, in the 2021 first quarter, compared with $7.0 million, or 3.0% of revenues, in the 2020 first quarter

•

Consolidated adjusted EBITDA, a non-GAAP financial measure, was $22.2 million, or 8.8% of non-GAAP revenues, in the 2021 first quarter, compared with $16.7 million, or 7.0% of revenues, in the 2020 first quarter

Management Comments

Mr. Rohit Verma, chief executive officer of Crawford & Company, stated, “Crawford delivered another strong quarter aided by weather-related activity, with revenue and operating earnings increasing nearly 7% and 86% year-over-year, respectively. We added a net total of $13 million in new and enhanced business, further building on our already sound customer and carrier client relationships, while continuing to drive innovation through the launch of Crawford Inspection Services, a digital solution that allows more claims to be handled from the desk.”

Mr. Verma concluded, “In 2021, Crawford will celebrate its 80th anniversary. As we look towards the remainder of this momentous year, we believe the strategic evolution of our business will enable us to confidently execute on our growth plans and envisioned future, supported by the right group of experts and leaders to achieve our long-term strategy. We are confident in our financial position and look forward to continuing to deliver value to our shareholders, while fulfilling our purpose of restoring and enhancing lives, businesses and communities.”

Segment Results for the First Quarter

Crawford Loss Adjusting

Crawford Loss Adjusting revenues before reimbursements were $112.5 million in the first quarter of 2021, increasing 5.1% from $107.1 million in the first quarter of 2020. Absent foreign currency rate fluctuations of $3.7 million, first quarter 2021 revenues would have been $108.9 million.

The segment had operating earnings of $4.9 million in the 2021 first quarter increasing from the $0.7 million in the first quarter of 2020. The operating margin was 4.3% in the 2021 quarter and 0.6% in the 2020 quarter.

Crawford Platform Solutions

Crawford Platform Solution revenues before reimbursements were $42.4 million in the first quarter of 2021, up 30.7% from $32.4 million in the same period of 2020. Absent foreign exchange rate fluctuations of $0.3 million, revenues would have been $42.1 million for the three months ended March 31, 2021.

Operating earnings were $4.6 million in the 2021 first quarter increasing 46.6% over the $3.1 million in the 2020 period. The segment’s operating margin for the 2021 quarter was 10.9% as compared with 9.7% in the 2020 quarter.

Crawford TPA Solutions

Crawford TPA Solutions segment revenues before reimbursements were $98.2 million in the 2021 first quarter, increasing 0.3% from $98.0 million in the 2020 first quarter. Absent foreign currency rate fluctuations of $1.3 million, first quarter 2021 revenues would have been $97.0 million.

Crawford TPA Solutions recorded operating earnings of $4.7 million in the first quarter of 2021, representing an operating margin of 4.8%, decreasing from $6.3 million, or 6.4% of revenues, in the 2020 first quarter.

Unallocated Corporate and Shared Costs and Credits, Net

Unallocated corporate costs were $1.2 million in the first quarter of 2021, compared with $3.1 million in the same period of 2020. The decrease for the three months ended March 31, 2021, was primarily due to a $1.4 million decrease in self-insurance costs, a $1.0 million credit from the Canada Emergency Wage Subsidy, partially offset by a $0.5 million increase in incentive compensation.

Restructuring Costs

There were no restructuring costs in 2021. The Company recognized pretax restructuring costs totaling $5.7 million in the 2020 first quarter, related primarily to severance and other termination costs in an effort to consolidate and streamline various functions of our workforce. The restructuring costs comprised of $5.1 million severance expense and $0.6 million asset impairment.

Goodwill Impairment

There was no goodwill impairment in 2021. The Company recognized a non-cash goodwill impairment in the 2020 first quarter, totaling $17.7 million, related to its former Crawford Claims Solutions segment.

Business Acquisitions

On November 1, 2020, the Company acquired 100% of HBA Group in Australia, including 100% of the stock in each of HBA Group’s entities HBA Legal, Pillion and Paratus. HBA Legal is a legal services provider that will complement the Company’s Crawford TPA Solutions segment in Australia. The purchase price includes an initial lump-sum payment of $4.0 million, net of working capital adjustment, and a maximum of $3.2 million payable over the next four years based on achieving certain EBITDA performance goals.

COVID-19

The Company estimates that COVID-19 negatively impacted its revenues in the range of $5.0 to $10.0 million for the three months ended March 31, 2021 as compared to the prior year period. The Company expects the ongoing global economic slowdown resulting from COVID-19 could have a material impact to its results of operations, financial condition and cash flow in one or more future quarters.

Balance Sheet and Cash Flow

The Company’s consolidated cash and cash equivalents position as of March 31, 2021, totaled $42.7 million, compared with $44.7 million at December 31, 2020. The Company’s total debt outstanding as of March 31, 2021, totaled $119.2 million, compared with $113.6 million at December 31, 2020.

The Company’s operations provided $1.6 million of cash during 2021, compared with a use of $8.0 million in 2020. The increase in cash provided by operating activities was primarily due to higher net income, lower pension contributions and other working capital requirements, including a benefit from the Canada Emergency Wage Subsidy. Free cash flow increased by $12.1 million compared with the prior year period.

The Company made no contributions to its U.S. defined benefit pension plan and $0.2 million to its U.K. plans for 2021, compared with $3.0 million in contributions to the U.S. plan and $0.2 million to the U.K. plans in 2020.

During 2021, the Company repurchased 90,062 shares of CRD-A and 58,837 shares of CRD-B at an average per share cost of $8.05 and $7.90, respectively. The total cost of share repurchases during 2021 was $1.2 million.

Conference Call

As previously announced, Crawford & Company will host a conference call on May 6, 2021, at 8:30 a.m. Eastern Time to discuss its first quarter 2021 results. The conference call can be accessed live by dialing 1-833-968-1973 and using Conference ID 2219718. A presentation for tomorrow’s call can also be found on the investor relations portion of the Company’s website, https://ir.crawco.com. The call will be recorded and available for replay through June 5, 2021. You may dial 1-800-585-8367 to listen to the replay.

Non-GAAP Presentation

In the normal course of business, our operating segments incur certain out-of-pocket expenses that are thereafter reimbursed by our clients. Under U.S. generally accepted accounting principles (“GAAP”), these out-of-pocket expenses and associated reimbursements are required to be included when reporting expenses and revenues, respectively, in our consolidated results of operations. In the foregoing discussion and analysis of segment results of operations, we do not include a gross up of segment expenses and revenues for these pass-through reimbursed expenses. The amounts of reimbursed expenses and related revenues offset each other in our results of operations with no impact to our net income or operating earnings. A reconciliation of revenues before reimbursements to consolidated revenues determined in accordance with GAAP is self-evident from the face of the accompanying unaudited condensed consolidated statements of operations.

Operating earnings is the primary financial performance measure used by our senior management and chief operating decision maker (“CODM”) to evaluate the financial performance of our Company and operating segments, and make resource allocation and certain compensation decisions. Unlike net income, segment operating earnings is not a standard performance measure found in GAAP. We believe this measure is useful to others in that it allows them to evaluate segment and consolidated operating performance using the same criteria used by our senior management and CODM. Consolidated operating earnings represent segment earnings including certain unallocated corporate and shared costs, but before net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, goodwill impairment, restructuring costs, income taxes and net income or loss attributable to noncontrolling interests and redeemable noncontrolling interests.

Adjusted EBITDA is not a term defined by GAAP and as a result our measure of adjusted EBITDA might not be comparable to similarly titled measures used by other companies. However, adjusted EBITDA is used by management to evaluate, assess and benchmark our operational results. The Company believes that adjusted EBITDA is relevant and useful information widely used by analysts, investors and other interested parties. Adjusted EBITDA is defined as net income attributable to shareholders of the Company with recurring adjustments for depreciation and amortization, net corporate interest expense, income taxes and stock-based compensation expense. Additionally, adjustments for non-recurring expenses for goodwill impairment and restructuring costs have been included in the calculation of adjusted EBITDA.

Unallocated corporate and shared costs and credits include expenses and credits related to our chief executive officer and Board of Directors, certain provisions for bad debt allowances or subsequent recoveries such as those related to bankrupt clients, defined benefit pension costs or credits for our frozen U.S. pension plan, certain unallocated professional fees and certain self-insurance costs and recoveries that are not allocated to our individual operating segments.

Income taxes, net corporate interest expense, stock option expense and amortization of customer-relationship intangible assets are recurring components of our net income, but they are not considered part of our segment operating earnings because they are managed on a corporate-wide basis. Income taxes are calculated for the Company on a consolidated basis based on statutory rates in effect in the various jurisdictions in which we provide services and vary significantly by jurisdiction. Net corporate interest expense results from capital structure decisions made by senior management and the Board of Directors, affecting the Company as a whole. Stock option expense represents the non-cash costs generally related to stock options and employee stock purchase plan expenses which are not allocated to our operating segments. Amortization expense is a non-cash expense for finite-lived customer-relationship and trade name intangible assets acquired in business combinations. None of these costs relate directly to the performance of our services or operating activities and, therefore, are excluded from segment operating earnings to better assess the results of each segment's operating activities on a consistent basis.

A significant portion of our operations are international. These international operations subject us to foreign exchange fluctuations. The following table illustrates revenue as a percentage of total revenue for the major currencies of the geographic areas that Crawford does business:

		Three Months Ended
(in thousands)		March 31, 2021		March 31, 2020
Geographic Area	Currency	USD equivalent	% of total	USD equivalent	% of total
U.S.	USD	$145,402	57.4%	$134,446	56.6%
U.K.	GBP	32,223	12.7%	32,383	13.6%
Canada	CAD	21,234	8.4%	25,220	10.6%
Australia	AUD	24,210	9.6%	16,906	7.1%
Europe	EUR	13,264	5.2%	13,389	5.6%
Rest of World	Various	16,848	6.7%	15,187	6.5%
Total Revenues, before reimbursements		$253,181	100.0%	$237,531	100.0%

Following is a reconciliation of segment and consolidated operating earnings to net income (loss) attributable to shareholders of Crawford & Company on a GAAP basis:

	Three Months Ended
(in thousands)	March 31, 2021	March 31, 2020
Operating earnings:
Crawford Loss Adjusting	$4,862	$672
Crawford Platform Solutions	4,601	3,139
Crawford TPA Solutions	4,716	6,298
Unallocated corporate and shared costs, net	(1,153)	(3,096)
Consolidated operating earnings	13,026	7,013
(Deduct) add:
Net corporate interest expense	(1,582)	(2,224)
Stock option expense	(140)	(290)
Amortization expense	(2,799)	(2,756)
Goodwill impairment	—	(17,674)
Restructuring costs	—	(5,714)
Income tax (provision) benefit	(2,471)	8,486
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	30	1,760
Net income (loss) attributable to shareholders of Crawford & Company	$6,064	$(11,399)

Following is a reconciliation of net income (loss) attributable to shareholders of Crawford & Company on a GAAP basis to non-GAAP adjusted EBITDA:

	Three Months Ended
(in thousands)	March 31, 2021	March 31, 2020
Net income (loss) attributable to shareholders of Crawford & Company	$6,064	$(11,399)
Add (Deduct):
Depreciation and amortization	10,478	10,060
Stock-based compensation	1,609	880
Net corporate interest expense	1,582	2,224
Goodwill impairment	—	17,674
Restructuring costs	—	5,714
Income tax provision (benefit)	2,471	(8,486)
Non-GAAP adjusted EBITDA	$22,204	$16,667

Following is a reconciliation of operating cash flow to free cash flow for the three months ended March 31, 2021 and 2020:

Three months ended
(in thousands)	March 31, 2021	March 31, 2020	Change
Net Cash Provided by (Used in) Operating Activities	$1,577	$(7,978)	$9,555
Less:
Property & Equipment Purchases, net	(618)	(2,708)	2,090
Capitalized Software (internal and external costs)	(4,354)	(4,803)	449
Free Cash Flow	$(3,395)	$(15,489)	$12,094

Following are the reconciliations of GAAP Revenue, Operating Earnings, Pretax Earnings (Loss), Net Income (Loss) and Earnings (Loss) Per Share to related non-GAAP Adjusted figures, which reflect 2021 before amortization of intangible assets, and for 2020 exclude the results of amortization of intangible assets, goodwill impairment and restructuring costs:

Three Months Ended March 31, 2021
(in thousands)	Revenues	Non-GAAP Operating earnings	Pretax earnings	Net income attributable to Crawford & Company	Diluted earnings per CRD-A share	Diluted earnings per CRD-B share
GAAP	$253,181	$13,026	$8,505	$6,064	$0.11	$0.11
Adjustments:
Amortization of intangible assets	—	—	2,799	2,099	0.04	0.04
Non-GAAP Adjusted	$253,181	$13,026	$11,304	$8,163	$0.15	$0.15

Three Months Ended March 31, 2020
(in thousands)	Revenues	Non-GAAP Operating earnings	Pretax (loss) earnings	Net (loss) income attributable to Crawford & Company(1)	Diluted (loss) earnings per CRD-A share(1)	Diluted (loss) earnings per CRD-B share(1)
GAAP	$237,531	$7,013	$(21,645)	$(11,399)	$(0.21)	$(0.23)
Adjustments:
Amortization of intangible assets	—	—	2,756	2,067	0.04	0.04
Goodwill impairment	—	—	17,674	9,133	0.18	0.18
Restructuring costs	—	—	5,714	3,263	0.06	0.06
Non-GAAP Adjusted	$237,531	$7,013	$4,499	$3,064	$0.07	$0.05

(1) The income tax impact of goodwill impairment was based on the estimated annual effective income tax rate. Due to the non-discrete income tax treatment of the first quarter goodwill impairment, the income tax benefit normalized as income was earned during the remainder of the year, resulting in a lower full year income tax benefit.

Following is information regarding the weighted average shares used in the computation of basic and diluted earnings per share:

	Three months ended
(in thousands)	March 31, 2021	March 31, 2020
Weighted-Average Shares Used to Compute Basic Earnings (Loss) Per Share:
Class A Common Stock	30,824	30,562
Class B Common Stock	22,464	22,578
Weighted-Average Shares Used to Compute Diluted Earnings (Loss) Per Share:
Class A Common Stock	31,106	30,562
Class B Common Stock	22,464	22,578

Further information regarding the Company’s operating results for the quarter ended March 31, 2021, financial position as of March 31, 2021, and cash flows for the quarter ended March 31, 2021 is shown on the attached unaudited condensed consolidated financial statements.

About Crawford & Company

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is the world's largest publicly listed independent provider of claims management and outsourcing solutions to carriers, brokers and corporations with an expansive global network serving clients in more than 70 countries. The Company’s shares are traded on the NYSE under the symbols CRD-A and CRD-B. The Company's two classes of stock are substantially identical, except with respect to voting rights and the Company's ability to pay greater cash dividends on the non-voting Class A Common Stock than on the voting Class B Common Stock, subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of Class A Common Stock must receive the same type and amount of consideration as holders of Class B Common Stock, unless different consideration is approved by the holders of 75% of the Class A Common Stock, voting as a class. More information is available at www.crawco.com.

Earnings per share may be different between CRD-A and CRD-B due to the payment of a higher per share dividend on CRD-A than CRD-B, and the impact that has on the earnings per share calculation according to generally accepted accounting principles.

TAG: Crawford-Financial, Crawford-Investor-News-and-Events

FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL BRUCE SWAIN AT (404) 300-1051.

This press release contains forward-looking statements, including statements about the expected future financial condition, results of operations and earnings outlook of Crawford & Company. Statements, both qualitative and quantitative, that are not historical facts may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company’s present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company’s reports filed with the SEC and available at www.sec.gov and in the Investor Relations section of Crawford & Company’s website at www.crawco.com.

CRAWFORD & COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In Thousands, Except Per Share Amounts and Percentages)

Three Months Ended March 31,	2021	2020	% Change

Revenues:
Revenues Before Reimbursements	$253,181	$237,531	7%
Reimbursements	8,974	8,515	5%
Total Revenues	262,155	246,046	7%

Costs and Expenses:
Costs of Services Provided, Before Reimbursements	185,202	177,604	4%
Reimbursements	8,974	8,515	5%
Total Costs of Services	194,176	186,119	4%

Selling, General, and Administrative Expenses	58,702	55,754	5%
Corporate Interest Expense, Net	1,582	2,224	(29)%
Goodwill Impairment	-	17,674	(100)%
Restructuring Costs	-	5,714	(100)%
Total Costs and Expenses	254,460	267,485	(5)%

Other Income (Expense), Net	810	(206)	493%

Income (Loss) Before Income Taxes	8,505	(21,645)	139%
Provision (benefit) for Income Taxes	2,471	(8,486)	129%

Net Income (Loss)	6,034	(13,159)	146%

Net Loss Attributable to Noncontrolling Interests and Redeemable Noncontrolling Interests	30	1,760	(98)%

Net Income (Loss) Attributable to Shareholders of Crawford & Company	$6,064	$(11,399)	153%

Earnings (Loss) Per Share - Basic:
Class A Common Stock	$0.11	$(0.21)	152%
Class B Common Stock	$0.11	$(0.23)	148%

Earnings (Loss) Per Share - Diluted:
Class A Common Stock	$0.11	$(0.21)	152%
Class B Common Stock	$0.11	$(0.23)	148%

Cash Dividends Per Share:
Class A Common Stock	$0.06	$0.07	(14)%
Class B Common Stock	$0.06	$0.05	20%

CRAWFORD & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2021 and December 31, 2020

Unaudited

(In Thousands, Except Par Values)

	March 31,	December 31,
	2021	2020
ASSETS

Current Assets:
Cash and Cash Equivalents	$42,723	$44,656
Accounts Receivable, Net	126,214	123,060
Unbilled Revenues, at Estimated Billable Amounts	114,383	103,528
Income Taxes Receivable	1,269	1,269
Prepaid Expenses and Other Current Assets	30,531	29,490
Total Current Assets	315,120	302,003

Net Property and Equipment	35,201	36,402

Other Assets:
Operating Lease Right-of-Use Asset, Net	109,537	109,315
Goodwill	74,242	66,537
Intangible Assets Arising from Business Acquisitions, Net	71,501	71,176
Capitalized Software Costs, Net	70,980	71,021
Deferred Income Tax Assets	25,208	25,595
Other Noncurrent Assets	70,945	70,935
Total Other Assets	422,413	414,579

Total Assets	$772,734	$752,984

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-Term Borrowings	$3,795	$1,837
Accounts Payable	39,724	41,544
Accrued Compensation and Related Costs	74,721	81,848
Self-Insured Risks	10,112	11,390
Income Taxes Payable	6,533	5,822
Operating Lease Liability	32,257	32,745
Other Accrued Liabilities	38,259	40,375
Deferred Revenues	29,796	27,233
Total Current Liabilities	235,197	242,794

Noncurrent Liabilities:
Long-Term Debt and Finance Leases, Less Current Installments	115,433	111,758
Operating Lease Liability	93,785	93,228
Deferred Revenues	24,381	24,136
Accrued Pension Liabilities	51,366	53,886
Other Noncurrent Liabilities	50,014	40,254
Total Noncurrent Liabilities	334,979	323,262

Shareholders’ Investment:
Class A Common Stock, $1.00 Par Value	30,850	30,847
Class B Common Stock, $1.00 Par Value	22,451	22,510
Additional Paid-in Capital	68,715	67,193
Retained Earnings	267,070	265,245
Accumulated Other Comprehensive Loss	(186,266)	(198,856)
Shareholders’ Investment Attributable to Shareholders of Crawford & Company	202,820	186,939
Noncontrolling Interests	(262)	(11)
Total Shareholders’ Investment	202,558	186,928

Total Liabilities and Shareholders’ Investment	$772,734	$752,984

CRAWFORD & COMPANY

SUMMARY RESULTS BY OPERATING SEGMENT WITH DIRECT COMPENSATION AND OTHER EXPENSES

Unaudited

(In Thousands, Except Percentages)

Three Months Ended March 31

	Crawford Loss Adjusting		%	Crawford Platform Solutions		%	Crawford TPA Solutions		%
	2021	2020	Change	2021	2020	Change	2021	2020	Change

Revenues Before Reimbursements	$112,537	$107,104	5.1%	$42,399	$32,430	30.7%	$98,245	$97,997	0.3%

Direct Compensation, Fringe Benefits & Non-Employee Labor	73,585	70,573	4.3%	27,369	20,409	34.1%	62,955	61,400	2.5%

% of Revenues Before Reimbursements	65.4%	65.9%		64.6%	62.9%		64.1%	62.7%

Expenses Other than Reimbursements, Direct Compensation, Fringe Benefits & Non-Employee Labor	34,090	35,859	(4.9)%	10,429	8,882	17.4%	30,574	30,299	0.9%

% of Revenues Before Reimbursements	30.3%	33.5%		24.6%	27.4%		31.1%	30.9%

Total Operating Expenses	107,675	106,432	1.2%	37,798	29,291	29.0%	93,529	91,699	2.0%

Operating Earnings (1)	$4,862	$672	623.5%	$4,601	$3,139	46.6%	$4,716	$6,298	(25.1)%

% of Revenues Before Reimbursements	4.3%	0.6%		10.9%	9.7%		4.8%	6.4%

(1) A non-GAAP financial measurement which represents net income attributable to the applicable reporting segment excluding income taxes, net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, goodwill impairment, restructuring costs, and certain unallocated corporate and shared costs and credits. See pages 3 and 4 for additional information about segment operating earnings.

CRAWFORD & COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Year to Date Period Ended March 31, 2021 and March 31, 2020

Unaudited

(In Thousands)

	2021	2020
Cash Flows From Operating Activities:
Net income (loss)	$6,034	$(13,159)
Reconciliation of net income (loss) to net cash provided (used in) by operating activities:
Depreciation and amortization	10,478	10,060
Goodwill impairment	—	17,674
Stock-based compensation	1,609	880
Changes in operating assets and liabilities:
Accounts receivable, net	888	6,084
Unbilled revenues, net	(6,632)	(7,240)
Accrued or prepaid income taxes	511	(10,355)
Accounts payable and accrued liabilities	(8,032)	(4,617)
Deferred revenues	1,783	2,898
Accrued retirement costs	(5,457)	(8,638)
Prepaid expenses and other operating activities	395	(1,565)
Net cash provided by (used in) operating activities	1,577	(7,978)

Cash Flows From Investing Activities:
Acquisitions of property and equipment	(618)	(2,708)
Capitalization of computer software costs	(4,354)	(4,803)
Proceeds from settlement of life insurance policies	3,054	—
Payments for business acquisitions, net of cash acquired	(3,786)	—
Net cash used in investing activities	(5,704)	(7,511)

Cash Flows From Financing Activities:
Cash dividends paid	(3,198)	(3,268)
Repurchases of common stock	(1,190)	(2,666)
Increases in short-term and revolving credit facility borrowings	17,126	65,179
Payments on short-term and revolving credit facility borrowings	(11,729)	(11,910)
Other financing activities	(399)	(146)
Net cash provided by financing activities	610	47,189

Effects of exchange rate changes on cash and cash equivalents	1,584	(392)
(Decrease) increase in cash and cash equivalents	(1,933)	31,308
Cash and cash equivalents at beginning of year	44,656	51,802
Cash and cash equivalents at end of period	$42,723	$83,110